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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-50879 of Glenbrook Life and Annuity Company Separate Account A of Glenbrook Life and Annuity Company on Form N-4 of our report dated February 23, 2001 relating to the financial statements and the related financial statement schedule of Glenbrook Life and Annuity Company, and our report dated March 16, 2001 relating to the financial statements of Glenbrook Life and Annuity Company Separate Account A, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Glenbrook Life and Annuity Company Separate Account A), which is part of such Registration Statement, and to the references to us under the heading "Experts" in such Prospectus and Statement of Additional Information.




/s/ Deloitte & Touche LLP
Chicago, Illinois
April 18, 2001